Exhibit 10.6

[director name]
NSO

Stock Option Agreement

(Nonstatutory Stock Option Granted Under Article 7, Annual Option Grants,

The Joint Corp. Amended and Restated 2014 Incentive Stock Plan)

Subject to the following terms, The Joint Corp., a Delaware corporation (the Company), grants to the following director of the Company (Grantee), as of the following grant date (the Grant Date), a nonstatutory stock option (the Option) to purchase the following number of shares of the Company’s common stock, par value $.001 per share (the Option Shares), at the following purchase price per share (the Exercise Price), exercisable in accordance with the following vesting schedule, subject to expiration on the following expiration date (the Expiration Date):

Grantee:

Grant Date:	, 20

Number of Option Shares:

Exercise Price:	$

Expiration Date:	, 20 (10th anniversary of Grant Date)

Vesting Date:	, 20

Terms of Option

1.      Plan

The Option has been granted under the The Joint Corp. Amended and Restated 2014 Incentive Stock Plan (the Plan), which is incorporated in this Agreement by reference. The Option was granted under Article 7 of the Plan. Capitalized terms used in this Agreement without being defined (for example, the term “Committee”) have the same meanings that they have in the Plan.

2.      Vesting and Exercisability

Upon vesting, the Option may be exercised in whole or in part at any time prior to its Expiration Date. Any portion of the vested Option that remains unexercised shall expire on the Option’s Expiration Date.

An unvested Option shall expire on Grantee’s Termination Date unless Grantee’s Termination occurs by reason of his or her death, in which case the Option shall become fully vested as of Grantee’s Termination Date.

The Option shall become fully vested upon a Change in Control, as provided in Article 8 of the Plan, prior to Grantee’s Termination Date.

3.      Manner of Exercise

The Option may be exercised in respect of a whole number of Option Shares (and only in respect of a whole number) by:

(a)       written notice of exercise to the Committee (or the Committee’s designee) at the Company’s principal executive offices which is received prior to the Option’s Expiration Date; together with

(b)      full payment of the Exercise Price of the Option Shares in respect of which the Option is exercised; and

(c)      full payment of an amount equal to the Company’s federal, state and local withholding tax obligation, if any, in connection with the Option’s exercise.

In addition, the exercise of the Option shall be subject to any procedures and policies in effect at the time of exercise that the Committee has adopted to administer the Plan.

4.      Manner of Payment

Grantee’s payment of the Exercise Price of the Option Shares in respect of which the Option is exercised, and his or her payment of the Company’s withholding tax obligation, if any, in connection with the exercise, shall be made by check or by a wire transfer of immediately available funds.

Payment also may be made by means of a “cashless” net exercise through a broker approved by the Plan Administrator for the purpose, pursuant to which the full amount due to the Company is remitted directly by the broker from the net proceeds of the sale of a sufficient number of Option Shares. Payment may also be made in any other manner authorized by the Plan and specifically permitted by the Board at the time of exercise.

5.      Transferability

The Option may not be transferred, assigned or pledged (whether by operation of law or otherwise), except (i) as provided by will or the applicable laws of intestacy or (ii) in accordance with Section 5.5 of the Plan. The Option shall not be subject to execution, attachment or similar process.

6.      Interpretation

This Agreement is subject to the terms of the Plan, as the Plan may be amended, but except as required by applicable law, no amendment of the Plan after the Grant Date shall adversely affect Grantee’s rights in respect of the Option without Grantee’s consent.

If there is a conflict or inconsistency between this Agreement and the Plan, the terms of the Plan shall control. The Committee’s interpretation of this Agreement and the Plan shall be final and binding.

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7.      No Right to Nomination

Nothing in this Agreement shall be considered to confer on Grantee any right to continue to be nominated for election as a Director.

8.      No Stockholder Rights

Grantee shall not have any rights as a stockholder of the Company in respect of any of the Option Shares unless and until Option Shares are issued to Grantee following his or her exercise of the Option.

9.      Governing Law

This Agreement shall be governed in accordance with the laws of the State of Arizona.

10.    Binding Effect

This Agreement shall be binding on the Company and its successors and on Grantee and Grantee’s heirs, legatees and legal representatives.

11.    Effective Date

This Agreement shall not become effective until Grantee accepts this Agreement by returning a copy to the Company completed and signed below. Upon such acceptance, this Agreement shall become effective, retroactive to the Grant Date, without the necessity of further action by either the Company or Grantee.

The Joint Corp.

By
John B. Richards
Chief Executive Officer

Acceptance by Grantee

I accept this Stock Option Agreement and agree to be bound by all of its terms. I acknowledge receipt of a copy of The Joint Corp. Amended and Restated 2014 Incentive Stock Plan.

[Grantee name]

Grantee’s address:

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